Exhibit 99.1

                          [LOGO OF GENTEX CORPORATION]

CONTACT:    Connie Hamblin                   RELEASE:  October 19, 2005
            (616) 772-1800

                         GENTEX REPORTS RECORD REVENUES:
    MIRROR UNIT SHIPMENT GROWTH INCREASES BY 16 PERCENT IN THE THIRD QUARTER

         ZEELAND, Michigan, October 19, 2005 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported third quarter revenues and net income for the quarter ended September 30, 2005. In addition, the Company announced that it has recently negotiated an extension to its long-term agreement with DaimlerChrysler. The Company also repurchased approximately 1,496,000 shares during the third quarter.

         The Company reported record revenues for the third quarter of 2005 of $138.1 million, a 15 percent increase over revenues of $120.5 million reported in the third quarter last year. Third quarter net income of $27.9 million increased by 11 percent compared with net income of $25.2 million in the comparable 2004 quarter. Earnings per diluted share were 18 cents in the third quarter of 2005 compared with 16 cents in the third quarter of 2004. All per share data reflects the two-for-one stock split effected in the form of a 100 percent common stock dividend that became effective on May 9, 2005.

         For the first nine months of 2005, the Company posted net income of $79.9 million on revenues of $398.1 million, compared with net income of $84.0 million on revenues of $379.4 million for the same period in 2004. Earnings per diluted share were 51 cents for the first nine months of 2005 compared with 54 cents for the same period in 2004.

         According to Garth Deur, Gentex executive vice president, the Company also recently negotiated a three-year extension to its current long-term agreement with DaimlerChrysler for virtually all interior and exterior auto-dimming mirrors, extending the existing agreement through the end of the 2009 calendar year.

         The Company also reported that it repurchased approximately 1,496,000 shares during the third quarter of 2005 at a cost of approximately $25.2 million. The Company has a share repurchase plan in place with authorization to repurchase up to 8 million shares of the Company's stock. To date, including the prior share repurchases in 2003, the Company has repurchased approximately 2,326,000 shares, leaving approximately 5,674,000 shares authorized to be repurchased under the plan.

         Mirror unit shipments in North America in the third quarter increased by 14 percent while light vehicle production in that market increased by two percent. The increase in unit shipments in North America was due to higher shipments to Asian transplant automakers and accelerated growth in the Company's exterior mirror business. Unit shipments to offshore automakers increased by 18 percent during the quarter. Light vehicle production declined by one percent in Europe and increased by six percent in the Japan and Korean markets in the third quarter of 2005 compared with the same quarter last year.

         "We are pleased to see the higher rates of growth in our exterior mirror business as new and existing customers opt to offer complete glare-control systems on their vehicles," said Deur. "In addition, we have been seeing higher-than-expected European and Korean unit shipments due to the strong start-up of several new mirror programs with customers in those regions."

         The Company reported a slightly lower than expected gross margin in the third quarter, which was primarily attributable to yield issues on certain new manufacturing processes. The start-up challenges are taking longer to work through than the Company previously anticipated, and these issues are making it more difficult for the Company to offset ongoing customer price reductions.

         "To say that we are working diligently to resolve these yield issues would be an understatement," said Deur, "but we do expect it to take us a while longer as the challenges happen to be on products where customer demand is increasing, and we cannot take risks on quality or customer delivery schedules. The challenges that we have been facing are not insurmountable and, as we continue to make improvements, we expect that our manufacturing costs will also gradually improve.

         "Overall, we are very pleased with our results in the third quarter. After a year of slower growth, we are looking forward to a strong 2006 model year," Deur said.

         Total auto-dimming mirror unit shipments for the third quarter of 2005 increased by 16 percent to 3,198,000 units, compared with 2,756,000 units for the same quarter in 2004. Total automotive revenues in the third quarter of 2005 increased by 15 percent to $131.7 million, compared with the same quarter last year.

         Total auto-dimming mirror unit shipments for the first nine months of 2005 increased by seven percent to 9,323,000 units, compared with 8,739,000 units for the same period in 2004. Total automotive revenues increased by five percent for the first nine months of 2005 to $379.8 million, compared the same period in 2004.

         For the first nine months of 2005, auto-dimming mirror unit shipments in North America increased by three percent compared with the same prior year period, while light vehicle production declined by about one percent for the first nine months of 2005. Mirror unit shipments to offshore customers increased by ten percent compared with the same prior year period. During the first nine months of 2005, light vehicle production was flat in Europe and increased by six percent in the Japan and Korean markets, compared with the first nine months of 2004.

         For the fourth quarter of 2005, the Company estimates that the growth in mirror unit shipments will be in the range of ten to 15 percent compared with the fourth quarter of 2004.

         "While we currently believe that this may be a conservative estimate, we continue to be cautious due to uncertainties associated with the automotive industry at this time," said Deur.

         Revenues in the Company's Fire Protection Products Group increased by nine percent in the third quarter of 2005 to $6.4 million, compared with the third quarter last year. For the first nine months of 2005, fire protection revenues increased by six percent to $18.4 million.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements (e.g. unit shipment growth estimates). These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products, and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

         A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. Eastern Daylight Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

         Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                      (unaudited)
                                           -----------------------------------------------------------------
                                                  Three Months Ended                Nine Months Ended
                                                    September 30,                     September 30,
                                           -------------------------------   -------------------------------
                                                2005             2004             2005             2004
                                           --------------   --------------   --------------   --------------
Net Sales                                  $  138,114,897   $  120,456,707   $  398,141,062   $  379,430,532

Costs and Expenses
  Cost of Goods Sold                           86,918,447       72,754,752      249,326,226      222,388,833
  Engineering, Research & Development           9,140,231        7,758,575       25,916,046       22,747,948
  Selling, General & Administrative             6,762,837        6,550,287       20,613,966       20,175,499
  Other Expense (Income)                       (5,489,437)      (3,431,740)     (14,373,015)      (9,816,848)
                                           --------------   --------------   --------------   --------------
Total Costs and Expenses                       97,332,078       83,631,874      281,483,223      255,495,432
                                           --------------   --------------   --------------   --------------
Income Before Provision
  for Income Taxes                             40,782,819       36,824,833      116,657,839      123,935,100

Provision for Income Taxes                     12,847,000       11,600,000       36,748,000       39,910,000
                                           --------------   --------------   --------------   --------------
Net Income                                 $   27,935,819   $   25,224,833   $   79,909,839   $   84,025,100
                                           ==============   ==============   ==============   ==============
Earnings Per Share
  Basic                                    $         0.18   $         0.16   $         0.51   $         0.55
  Diluted                                  $         0.18   $         0.16   $         0.51   $         0.54
Weighted Average Shares:
  Basic                                       155,817,978      154,487,100      155,545,871      154,118,332
  Diluted                                     157,458,416      156,435,922      157,137,065      156,747,022

Cash Dividends Declared per Share          $        0.090   $        0.085   $        0.260   $        0.235

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             (unaudited)
                                                               Sept 30,                          Dec 31,
                                                                 2005                             2004
                                                            --------------                    --------------
ASSETS
Cash and Short-Term Investments                             $  481,242,837                    $  494,880,260
Other Current Assets                                           125,235,959                        97,728,834
                                                            --------------                    --------------
Total Current Assets                                           606,478,796                       592,609,094

Plant and Equipment - Net                                      158,926,604                       135,649,119
Long-Term Investments and Other Assets                         139,602,583                       128,601,215
                                                            --------------                    --------------
Total Assets                                                $  905,007,983                    $  856,859,428
                                                            ==============                    ==============
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                                         $   67,401,006                    $   50,856,258
Long-Term Debt                                                           0                                 0
Deferred Income Taxes                                           22,298,802                        22,723,198
Shareholders' Investment                                       815,308,175                       783,279,972
                                                            --------------                    --------------
Total Liabilities & Shareholders' Investment                $  905,007,983                    $  856,859,428
                                                            ==============                    ==============

Note: All earnings per share amounts and weighted daily average shares outstanding reflect the 2-for-1 stock split effected in the form of a 100% common stock dividend effective on May 9, 2005.

                          [LOGO OF GENTEX CORPORATION]

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                                     THIRD QUARTER                 NINE MONTHS ENDED
                                 ENDED SEPTEMBER 30,                 SEPTEMBER 30,
                                 -------------------              -------------------
                                   2005       2004     % CHANGE     2005       2004     % CHANGE
                                 --------   --------   --------   --------   --------   --------
Domestic Interior                   1,032        933         11%     3,111      3,010          3%

Domestic Exterior                     492        403         22%     1,351      1,311          3%
Total Domestic Units                1,524      1,336         14%     4,462      4,321          3%

Foreign Interior                    1,197      1,057         13%     3,527      3,261          8%
Foreign Exterior                      477        363         32%     1,334      1,157         15%
Total Foreign Units                 1,674      1,420         18%     4,861      4,418         10%

Total Interior Mirrors              2,230      1,990         12%     6,638      6,271          6%
Total Exterior Mirrors                969        766         27%     2,686      2,468          9%
Total Mirror Units                  3,198      2,756         16%     9,323      8,739          7%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

End of Filing